Exhibit 10.1

June 22, 2016

Kalyan Seshan

53 Tranquil Pond Drive

Frisco, TX 76226

Dear Kal,

Based on our discussions, we are pleased to confirm your new conditions for your employment as the Chief Risk Officer of Santander Consumer USA Inc. (“SC”) and Santander Consumer USA Holdings Inc. (“Holdings” and, together with SC, the “Companies”). The compensation and benefit details for your position are as follows:

Base Salary:

Your base salary (“Base Salary”) will be $665,000 gross per year, and it will be paid over 26 equal bi-weekly pay periods per year in accordance with SC’s normal payroll practices. This Base Salary will be effective January 1, 2016.

Annual Incentive Compensation:

Your target annual bonus (the “Target Bonus”) will be equal to $563,500. The actual amount of your annual bonus (the “Annual Bonus”) will be determined annually by Holdings’ Compensation Committee (the “Compensation Committee”) in its sole discretion based on individual and company performance and the Companies’ Annual Bonus plan (or plans, as applicable) then in effect. Any participation in an incentive plan (or plans, as applicable) then in effect will reduce your Target Bonus.

Your position has been deemed to be “Identified Staff” and “variable compensation” for “Identified Staff” is currently required to be paid in compliance with Capital Requirements Directives, Directive 2013/36/EU (“CRD IV”) as follows:

•	30% of the Annual Bonus will be paid in cash at the same time that corresponding bonuses are paid to other senior executives of the Companies generally;
•	30% of the Annual Bonus will be paid in immediately-vested Restricted Stock Units (“RSUs”) at the same time as corresponding annual bonus RSU awards are made to other senior executives of the Companies generally;
•	20% of the Annual Bonus will be paid in cash in three equal payments on the first, second, and third anniversaries of the initial cash bonus payment, subject to your continued employment with the Companies on the applicable anniversary (except to the extent otherwise provided in the applicable award agreement); and
•	20% of the Annual Bonus will be in paid in RSUs that vest ratably on the first, second, and third anniversaries of the initial cash bonus payment, subject to your continued employment with the Companies on the applicable anniversary (except to the extent otherwise provided in the applicable award agreement).

In order to receive your Annual Bonus awards, you must execute the applicable award agreements for such awards, and all such awards will be subject to the terms and conditions of those agreements. The requirements of CRD IV and/or the payment terms of your Annual Bonus may change from time to time as determined by the Compensation Committee in its sole discretion.

Any Termination

Upon any termination of your employment hereunder, you shall be entitled to prompt payment or provision of the following benefits:

(a) Base Salary through the Termination Date; and

(b) other or additional benefits (other than benefits that are duplicative of the benefits provided under other provisions of this letter) in accordance with the then-applicable terms of any applicable plan, program, agreement, corporate governance document or other arrangement of either of the Companies or of any of their affiliates (collectively, “Company Arrangements” ).

Other

Your existing eligibility for, and participation in, your employment benefits (including medical, dental, vision and 401(k)) will continue unchanged, subject to the terms and conditions of the applicable plans.

Your employment is subject to the covenants and agreements of Exhibit A to this letter. In return for your employment, the compensation described in this letter, the Companies’ providing you access to its Confidential Information (as defined in Exhibit A), and other consideration, you agree to execute and be bound by the terms, conditions, and covenants of Exhibit A.

Notwithstanding anything herein to the contrary, any payments contemplated by this letter are subject to and conditioned on their compliance with applicable banking laws and regulations.

This letter, and the arrangements described in it, are intended to comply with, or be exempt from, Internal Revenue Code Section 409A (“409A”). This letter, and the arrangements described in it, will be administered in accordance with this intent. Any payments provided under this letter to be made upon a termination of service that constitute deferred compensation subject to 409A shall only be made if such termination of service constitutes a “separation from service” under 409A. Notwithstanding anything in this letter or elsewhere to the contrary, you will have no duties or responsibilities after the Termination Date that would be inconsistent with your having a “separation from service” under 409A on or before the Termination Date. Each installment payment provided under this letter or otherwise will be treated as a separate identified payment for purposes of 409A. If you are a “specified employee” under 409A at the time of your separation from service, any payments to be made upon a separation from service that constitute deferred compensation subject to Section 409A and that are scheduled to be made within six months following your separation date will be delayed, without interest, and paid in a lump sum on the of the first payroll date to occur after the earlier of the six-month anniversary of your separation from service and the date of your death, and any payments otherwise scheduled to be made thereafter will be made in accordance with their original schedule.

All disputes and claims arising under or relating to this letter, any other Company Arrangements, your employment with the Companies, or the termination of such employment, shall be governed by the laws of the state of Texas and will be submitted to and resolved by arbitration according to the terms of SC’s Arbitration Policy, a copy of which is attached as Exhibit B.

The Companies consider all information related to associate compensation to be private and confidential. The Companies are “at-will” employers, meaning that either you or the Companies may terminate your employment relationship at any time in your or their sole discretion and without cause. Neither this letter nor any other communication by a representative of the management of the Companies other than in writing and signed by the Chief Executive Officer can vary this policy or create a contract of permanent employment for a specified period of time.

This letter constitutes the entire agreement between you and the Companies with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral (including any term sheet) with respect to the subject matter hereof. No provision of this letter may be amended, nor may application of any of its provisions be waived, without the prior written consent of the party affected, and no such consent shall be effective unless it specifically identifies the provision(s) of this letter that are being amended or waived. In the event of your death or a judicial determination of your incompetence, references in this letter to you shall be deemed, where appropriate, to refer to your heirs, beneficiaries, estate, executor(s) or other legal representative(s). In the event of any conflict between the provisions of this letter and the provisions of any other Company Arrangements, the provisions of this letter will, to the extent more favorable to you, control. This letter may be executed in counterparts, which together will constitute one and the same agreement. Signatures delivered by facsimile (including, without limitation, by “pdf”) will be deemed effective for all purposes.

Sincerely,

/s/ Lisa VanRoekel
Lisa VanRoekel Chief Human Resources Officer Santander Consumer USA

Your signature below represents your acceptance of this offer and that you understand and agree to the above conditions.

/s/ Kalyan Seshan
Kalyan Seshan

Date: June 22, 2016

Exhibit A

FORM OF CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT

Exhibit B

ARBITRATION POLICY